Exhibit 99.1
For Immediate Release
January 18, 2016

Contacts:	Media Inquiries:	Analysts’/Shareholders’ Inquiries:
	Colleen Penhall	Tiffany Mason
	704-758-2958	704-758-2033
	colleen.b.penhall@lowes.com	tiffany.l.mason@lowes.com

LOWE’S PLANS TO EXIT HOME IMPROVEMENT JOINT VENTURE IN AUSTRALIA

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today announced it has provided notification to Woolworths Limited, its joint venture partner in Australia, of its intent to begin the process of exiting its investment in the joint venture, which operates Masters Home Improvement stores and Home Timber and Hardware Group’s retail stores and wholesale distribution in Australia. Woolworth’s owns two-thirds of the joint venture, and Lowe’s owns one-third.
Richard D. Maltsbarger, Lowe’s chief development officer and president of international, commented, “While Australia offers an attractive home improvement market and the joint venture has made progress, we have decided, following a comprehensive strategic analysis, to focus our resources on areas of our business where we see greater potential return on our investment. We have enjoyed partnering with Woolworths’ management and are committed to working closely with them as we transition out of this investment.”
Under the terms of the joint venture agreement, Lowe’s has an option to exercise its right to exit the agreement following its notice to Woolworths. This notification was sent on Jan. 15, 2016 and triggers a process for determining the purchase price of Lowe’s portion of the joint venture, which will be based on the fair market value as of the date of the receipt of the notice. Lowe’s expects to record, in its fourth quarter ending Jan. 29, 2016, a non-cash impairment charge, subject to adjustment based on the outcome of the valuation process. Lowe’s net investment in the joint venture to date is approximately $930 million. In the interim period, from now until the option is exercised, Lowe’s is no longer required to make capital contributions to the business.
The joint venture agreement was signed in 2009, and the first Masters stores were opened in the second half of 2011 and now exceed 60 stores. Revenues for the joint venture, including both the Masters stores and the Home Timber and Hardware Group, were A$1.9 billion (US$1.6 billion) in its latest fiscal year ended June 28, 2015.
About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,845 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
Disclosure Regarding Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements of the company’s expectations for exiting its investment in the Australian joint venture, exercise of the option to exit the joint venture, incurrence of an impairment charge related to the planned divestment, making no further capital contributions to the joint venture, valuation of the joint venture and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, the valuation of the joint venture and changes in general economic conditions, such as the  rate of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.
The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

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